Exhibit 3.1

State of Utah
Department of Commerce
Division of Corporations and Commercial Code

                      Articles of Conversion

This guide-sheet is not intended to substitute nor replace the advise of an attorney. WE strongly encourage you to consult with an attorney. This guide-sheet is intended to provide you with information about filing Articles of Conversion.

1.  The articles of conversion shall state:

     First: The date and state where the subject entity was first created and, if it has changed, its jurisdiction immediately prior to its conversion;

          9/19/03                       Utah
           Date                         State/Jurisdiction

     Second: The name of the subject entity immediately prior to the filing of the articles of conversion;

Autostrada Motors LLC

     Third: The name of the entity as set forth in its converted entity filing;

Autostrada Motors Inc.

     Fourth: The future effective date of the conversion to the new entity if it is not to be effective upon the filing of the articles of conversion;

Upon the filing of the Articles of Conversion

     Fifth: Under penalties of perjury, I declare that the articles of conversion have been duly approved by the owners of the entity.

               Dated this 16th day of March, 2004

          By:  Steve Fry

2.  Additional filing requirements:

     The non-refundable processing fee of $37.00 payable to the State of Utah.

You may file in person, by mail, or fax. Means of payment are, cash, check or money order made payable to the "State of Utah". If you are faxing you must include, on a cover sheet, the number of a Visa or MasterCard with the date of expiration.

     FREE! You may visit our Web Site for this document and to access other information.

           Mail In:  PO Box 146705
                     Salt Lake City, Utah 84114-6705
           Walk In:  160 East 300 South, Main Floor
           Information Center: (801) 530-4849
           Toll Free: (877) 526-3994 (within Utah)
           Fax: (801) 530-6438
           Web Site: http://www.commerce.utah.gov

                                        Date: 3/19/2004
                                        Receipt Number: 1109739
                                        Amount Paid: $37.00